Exhibit 10.2
Lyell Immunopharma, Inc.
Notice and Acceptance of Amendment to Stock Options
(Extension of Options Exercise Period)
August 4, 2022
Elizabeth Homans

Dear Liz,
I am pleased to inform you that the Compensation Committee of the Board of Directors of Lyell Immunopharma, Inc. (the “Company”) approved an amendment to the stock options granted to you under the Company’s 2018 Equity Incentive Plan and 2021 Equity Incentive Plan (each, a “Plan” and together the “Plans”) listed on Attachment 1 hereto (each, an “Option” and together, the “Options”) to provide for the Extended Exercise Window (as defined below) for any vested and exercisable Options as of the date of your termination of employment, subject to the terms and conditions below.

If, no later than 11:59 p.m. Eastern Time on September 1, 2022 (the “Deadline”), you accept the offer set forth in this Notice to amend the Options, then upon your termination of employment with the Company, the period during which you may exercise such Options to the extent outstanding, unexercised and vested as of your termination of employment will be the Extended Exercise Window, subject to your satisfaction of the release condition (the “Release Condition”) for the receipt of severance benefits set forth in Section 3(b) of your amended offer of employment with the Company dated July 24, 2020 (the “Amended Offer Letter) and the terms of the Options set forth in the Amended Offer Letter or the agreements related thereto shall remain in full force and effect, except as specifically amended hereby.

“Extended Exercise Window” means, in the event of the termination of your employment with the Company, the period during which you may exercise the Options (to the extent vested and exercisable (under the terms of your Amended Offer Letter) as of the date of such termination) will be the earlier of (i) one hundred eighty (180) days following the date after the date of your termination in which you receive notice from the Company that it reasonably believes you are no longer in possession of material non-public information relating to the Company, and (ii) the Expiration Date (as defined in the Notice of Stock Option Grant covering the applicable Option), provided that the applicable Option may terminate earlier pursuant to the applicable Plan, including without limitation in connection with a dissolution or liquidation of the Company or certain corporate transactions as described in the applicable Plan.
By signing below, you acknowledge and agree to the following potential tax consequences of this amendment to your Options that are ISOs (if any). For each of your Options that is an ISO with a per share exercise price below the per share fair market value of the Company’s common stock on the effective date of this amendment (an “In-the-Money ISO”), this amendment will be a modification of such Option for federal tax purposes and will be treated as the grant of a new option under the applicable federal tax rules, causing the Option to no longer qualify as an ISO. As a result, following the effectiveness of this amendment, such Option will be treated as an NSO for federal tax purposes. However, if such Option is an ISO but is not an In-the-Money ISO, such Option will remain an ISO and your applicable holding period for purposes of determining the occurrence of a disqualifying disposition of the ISO (i.e., 2 years from the date of grant) will be restarted as of the effective date of this amendment. If any of your ISOs are converted to NSOs as a result of this amendment, you must satisfy all applicable tax withholding obligations upon exercise of such Options. You should consult with your tax advisor regarding the implications of your agreement to amend the Options that are ISOs to provide for the Extended Exercise Window.
If you wish to accept the amendment of the Options (to the extent outstanding and unexercised as of the acceptance date) to provide for the Extended Exercise Window, please sign below where indicated and return your signed acceptance to Catherine Friedman no later than the Deadline. If we receive your signed acceptance on or before the Deadline, then the Extended Exercise Window will be effective immediately with respect to your Options on the date we receive such acceptance (to the extent such Options are outstanding and unexercised as of such date), subject to the Release Condition. If we do not receive your signed acceptance by the

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Deadline, then the Options will not be amended and will remain subject to the applicable standard period for exercising the Options as set forth in the applicable stock option agreement.
Except as expressly provided herein, the Options shall continue to be governed by the applicable Notices of Stock Option Grant, Stock Option Agreements, the applicable Plan and the vesting acceleration provision set forth in Section 6(d) of the Amended Offer Letter. You will not receive agreements reflecting the Extended Exercise Window. You should retain a copy of this letter with your original Notices of Stock Option Grant and Stock Option Agreements.
Please contact David Peinsipp, Cooley LLP, if you have any questions.
Sincerely,
/s/ Catherine Friedman
______________________________________
Catherine Friedman, Director

Acknowledged and Agreed:

/s/ Elizabeth Homans                August 4, 2022
Elizabeth Homans                    Date

Attachment 1

Options

Grant Date	Total Number of Shares Subject to Option at Grant	Type of Option	Per Share Exercise Price
November 6, 2018	1,000,000	NSO	$0.10
November 6, 2018	2,469,198	NSO	$0.10
November 6, 2018	693,840	NSO	$0.10
January 16, 2020	119,171	NSO	$3.65
January 16, 2020	110,829	NSO	$3.65
July 15, 2020	11,191	NSO	$5.81
July 15, 2020	3,341,109	NSO	$5.81
February 12, 2021	16,025	NSO	$6.24
February 12, 2021	567,507	NSO	$6.24
September 13, 2021	31,150	NSO	$16.05
September 13, 2021	552,382	NSO	$16.05
September 13, 2021	786,937	NSO	$16.05
March 16, 2022	83,610	ISO	$5.98
March 16, 2022	1,395,890	NSO	$5.98